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                                                                   EXHIBIT 10.83


                                LETTER OF INTENT

                           PREFERRED STOCK INVESTMENT


     The following is a summary of the principal terms with respect to a proposed investment transaction in which Classic Media LLC ("Investor") will purchase shares of a newly designated series of preferred stock of The Harvey Entertainment Company (the "Company"). The parties intend for this Letter of Intent (the "LOI") to be binding agreement, and each of the parties shall negotiate reasonably and in good faith toward the completion and execution and delivery of definitive transaction documents as hereinafter provided.

          1. CONSIDERATION. Investor will invest $26 million in cash and contribute Investor's ownership interests in the UPA/Mr. Magoo library (to be valued at approximately $4 million, equal to Investor's aggregate expenditures as described in the next sentence), for total consideration of approximately $30 million. Investor will represent and warrant to its aggregate book value for the UPA/Mr. Magoo library asset ($3 million acquisition price plus booked direct and indirect expenses and subsequent costs).

          2. SECURITIES. For Investor's investment, Investor will be issued the securities described in clauses (a) and (b) below:

               (a) approximately $30 million in face amount of a new series of participating preferred stock ("New Preferred"). The New Preferred will have a conversion price equal to $3.00 per share. It will provide for a seven percent (7%) per annum pay-in-kind ("PIK") dividend and will rank (i) pari passu to the currently outstanding Series A and Series B Preferred Stock (collectively, "Existing Preferred") of the Company (which, to simplify the capital structure, will probably be recapitalized into new securities with terms paralleling the New Preferred except as described below), and (ii) senior in all respects to all other classes and series of capital stock of the Company. PIK dividends will be payable quarterly whether or not declared by the Board of Directors. New Preferred and Existing Preferred will be subject to automatic conversion at the then applicable conversion price if the weighted average closing sale price of the Common Stock on its principal trading market (provided such market is NASDAQ-NMS or a national securities exchange) during any period of six calendar months is at least $7.50. In addition, commencing seven
               (7) years following the issuance of the New Preferred, the cash or PIK dividend will cease to be payable and cease to cumulate if the weighted average closing sale price of the Common Stock on its principal trading market (provided such market is NASDAQ-NMS or a national securities exchange) during any period of six calendar months (commencing after the expiration of such seven-year period) is at least $6.00; provided, that any cessation of PIK dividends in accordance with this provision will likewise apply to the Existing Preferred. In addition, the New Preferred will be callable by the Company at face plus accumulated dividends

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               commencing five years following its issuance (i.e., similar mandatory redemption provision as provided for in Existing Preferred), subject to the right of holders to convert prior to redemption. The New Preferred will have a liquidation preference over junior capital stock (to be defined) equal to the original purchase price of the New Preferred plus all declared and unpaid dividends plus all PIK dividends (whether or not declared). Terms of the New Preferred will be designed to ensure that it qualifies as "permanent equity" for NASDAQ listing purposes (provided, that Investor shall not be required to agree to any term inconsistent with those described in this LOI). The conversion price of the New Preferred will be subject to weighted average anti-dilution adjustment if the Company issues additional equity securities (other than customary "permitted issuances" to be specified, including issuance and exercise of the financing and performance warrants to be issued to Investor in connection with this transaction) at a purchase price less than the then applicable conversion price, as well as customary anti-dilution adjustment in the event of stock splits, stock dividends and the like. Existing registration rights in favor of Existing Preferred to remain in place and apply to recapitalized Existing Preferred, and Investor will obtain same registration rights on a pari passu basis.

               (b) Financing warrants and performance warrants as follows (all warrants to contain anti-dilution protection substantially identical to the New Preferred):

                    (i) Financing warrants to purchase 3,270,000 shares at $4.50 per share (150% premium to conversion price of the New Preferred) with a term of seven years following closing and financing warrants to purchase 4,200,000 shares at the 30-day average trading price preceding the closing (but not less than $2.50 or greater than $3.00 per share) with a term of six years following closing. At Investor's election, up to one-half of the financing warrants may be issued as management warrants to members of management that Investor designates post-closing; and

                    (ii) Performance warrants to purchase 3,270,000 shares at
               $6.00 per share (200% premium to conversion price of the New Preferred). Performance warrants will have a term of eight years following closing.

          3. USES. The cash invested will be used as follows: (a) up to $2.5 million will be used to redeem shares of Existing Preferred (together with a corresponding amount of financing warrants previously issued to the holders whose shares are redeemed) with a face amount of $6 million, and (b) the remaining $23.5 million will be used by the Company for general working capital purposes. Investor will satisfy itself during the Due Diligence Period (as defined in Section 8) as to the sufficiency of agreements or arrangements to ensure the redemption referred to in clause (a) above; if Investor is not satisfied by the end of such period and elects not to proceed to a definitive agreement on that basis, it shall so notify the Company in writing and the failure of the transaction to proceed shall be considered a "No Fault Termination" for purposes of this LOI. If Investor does not so notify the Company in writing and elects to proceeds toward definitive documentation, it will not be a condition to Investor's obligation to sign definitive




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               documentation or close the transaction contemplated thereby that holders of Existing Preferred agree to the foregoing redemption. To the extent funds are not used for such redemption, they shall remain in the Company and be used for general working capital purposes.

          4. RECAPITALIZATION OF EXISTING PREFERRED. The shares of Existing Preferred not redeemed will be recapitalized into new series of securities (which will also be classified as permanent equity) in the same principal amount (including accrued PIK dividends) as the Existing Preferred, or amended, as follows:

               a. approximately $4 million in face amount of securities with terms paralleling the New Preferred, including conversion price of $3.00 per share (subject to customary anti-dilution provisions, including weighted average anti-dilution protection for issuances below $3.00 per share); and

               b. approximately $10 million (or approximately $16 million, if the $6 million of Existing Preferred is not redeemed) in face amount of securities with terms paralleling the New Preferred, except conversion price of $6.00 per share (subject to customary anti-dilution provisions, including weighted average anti-dilution protection for issuances below $3.00 per share).

               In addition, existing outstanding warrants (financing warrants and current management warrants) will remain outstanding in accordance with their present terms. If $6 million of Existing Preferred is redeemed, the financing warrants corresponding to the $6 million of Existing Preferred (i.e., the same proportion of such financing warrants as the ratio of $6 million bears to the total face amount of the Existing Preferred, including PIK dividends) retired pursuant to paragraph 3(a) above will be cancelled for no additional consideration. Assuming, however, that Investor does not give a No Fault Termination notice pursuant to Section 3 above, such cancellation will not be a condition to Investor's obligation to sign definitive documentation or close the transaction contemplated thereby.

               Existing Preferred will be subject to automatic conversion, cessation of dividend rights and call features paralleling the New Preferred, as described in Section 2 above.

          5. CONTROL. It is a fundamental investment criteria for Investor to obtain control of the Company. Consequently, the securities issued to Investor will have terms that ensure that, on a fully-diluted and fully converted basis, Investor will own more than 50% of the equity of the Company. Further, the New Preferred issued to Investor will vote on an as-if-converted basis (except with respect to the directors elected by a series or class of capital stock voting as a separate class) and will provide for designated seats on the Board of Directors of the Company, which seats will be elected by Investor's preferred stock voting as a separate class. In addition, if necessary to ensure control, mechanisms (voting trust, etc.) will be implemented as necessary with the consent of counterparty shareholders selected by Investor to provide Investor




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               with 51% or greater voting control at all times. Investor will satisfy itself during the Due Diligence Period as to its ownership or control (assuming completion of the transaction) of more than 50% of the equity of the Company as hereinabove provided, or, in lieu thereof, as to the sufficiency of agreements or commitments relating to the foregoing mechanisms (voting trusts, etc.); if Investor is not satisfied by the end of such period and elects not to proceed to a definitive agreement on that basis, it shall so notify the Company in writing and the failure of the transaction to proceed shall be considered a "No Fault Termination" for purposes of this LOI. If Investor does not so notify the Company in writing and elects to proceeds toward definitive documentation, it will not be a condition to Investor's obligation to sign definitive documentation or close the transaction contemplated thereby that Investor achieve such greater than 50% control.

               The holders of Existing Preferred will be entitled, voting as separate class(es), to elect one member of the Board of Directors. The holders of Common Stock will be entitled, voting as a separate class, to elect one member of the Board of Directors; provided, however, that the Company and Investor shall each seek to ensure that the composition of the Board after the closing will be such as to comply with the NASD's qualitative listing standards for inclusion in NASDAQ (i.e., composition of the audit committee and similar Board committee qualitative criteria); provided, that the foregoing provision shall not be construed as a covenant to maintain the Company's status as a listed or publicly reporting company.

               At the closing of the transaction, the Board of Directors of the Company will arrange for a sufficient number of directors to resign and/or expand the size of the Board such that Investor will be able to designate a number of directors consistent with its voting interest in the Company at that time and the immediately preceding paragraph.

               In connection with any proposed related party transactions, the Board of Directors will employ customary public company procedures to review and approve the same (establishment of committee of disinterested directors, etc.).

          6. EARNEST MONEY. Upon execution of this LOI, Investor will post a $500,000 earnest money deposit to be held in a trust account of the Company's counsel, Sidley & Austin, with interest for the benefit of the party entitled to the deposit. Terms governing the deposit will be set forth in an escrow agreement executed by the parties and Sidley & Austin simultaneously with the execution and delivery of this LOI. If Investor gives written notice that it elects to proceed following the Due Diligence Period, it will post an additional $500,000 into the earnest money deposit as a condition to moving forward, to be held subject to such escrow on the same terms and conditions as the initial deposit.




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          7.   DEFINITIVE DOCUMENTATION; STOCKHOLDER LOCK-UPS. If Investor
               elects in writing to proceed toward definitive documentation after the Due Diligence Period, the parties will promptly proceed in good faith to negotiate and execute within 15 business days following the end of the Due Diligence Period (the "Negotiation Period") a definitive agreement containing the terms set forth in this LOI and such other customary terms and conditions as are appropriate and reasonable for a transaction of this type, including maintenance of the Company's current D&O insurance for at least three (3) years after the closing, subject to a cap on premium expense of 250% of the current premium expense (the "Definitive Agreement"). A condition to the Company's obligation to negotiate and sign the Definitive Agreement will be the demonstration to the reasonable satisfaction of the Board of Directors of the Company that Investor has committed capital sufficient to complete the transactions set forth herein, which Investor agrees to provide to the Company on a confidential basis during the Due Diligence Period. The Definitive Agreement will contain standard and customary mutual representations and warranties and indemnification provisions for a control investment transaction. As a condition to Investor's obligation to proceed to definitive documentation and to close, among other things, there shall be no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of the Company or its business (for this purpose, excluding any ordinary business risk associated with media and other business projects in progress that have been identified by the Company to Investor, whether or not the result of such risk materializing in a particular instance is materially adverse) (a "MAC") after the date of this LOI. Conditions to the Company's obligations to close shall be receipt of all necessary SEC approvals, shareholder votes required under California law and NASD rules and regulations, and compliance by Investor and the Company with Hart-Scott-Rodino requirements, if applicable. The Company agrees that it will obtain a fairness opinion to the extent that its Board of Directors deems that to be advisable before the end of the Due Diligence Period, such that obtaining such an opinion shall not constitute a condition to the Company's obligation to move forward towards a Definitive Agreement or close the transaction contemplated by the Definitive Agreement; if the Company advises Investor prior to the end of the Due Diligence Period that it has been unable to obtain an affirmative fairness opinion for this transaction, then the Company will be obligated to reimburse Investor for its actual out-of-pocket expenses in connection with this transaction (including, without limitation, attorney's fees and costs), but such event shall otherwise be considered a No Fault Termination for purposes of this LOI. Assuming the closing of the transactions contemplated by the Definitive Agreement, Investor's deposit will be applied to the purchase price for its investment at the closing.

               Simultaneously with the execution of this LOI, but subject to constraints imposed by SEC and NASD rules and regulations, Investor shall use commercially reasonable efforts to cause certain of the Company's current stockholders holding at least a majority of the voting power necessary to




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               approve all aspects of the proposed transaction to provide customary voting lock-up agreements to Investor, whereby, among other things, such stockholders will agree to vote all of their shares in favor of the approval of the proposed transaction; and the Company will cooperate with Investor in this regard. Investor will satisfy itself during the Due Diligence Period as to the adequacy of the voting lock-up agreements or other arrangements that can be obtained, if any; if Investor is not satisfied by the end of such period and elects not to proceed towards a Definitive Agreement on that basis, it shall so notify the Company in writing and the failure of the transaction to proceed shall be considered a "No Fault Termination" for purposes of this LOI. Risk of breach of these voting agreements or other arrangements by the counterparty stockholders shall be borne by Investor.

               The Definitive Agreement will reflect that it is not a condition to Investor's obligation to close that the Company's current bank facility with Chase Bank be rolled over at the closing or otherwise refinanced with Chase Bank at the closing. Among other things, Investor will covenant in the Definitive Agreement to provide information concerning itself and its owners and controlling persons as required by SEC disclosure rules and NASDAQ requirements.

          8. DUE DILIGENCE. The terms outlined in this LOI are subject to the completion of due diligence by Investor to its satisfaction in its sole discretion. Subject to scheduling and the timely provision of the Company's information, due diligence will be completed on or before September 26, 2000 (the period from the date of this LOI through September 26, 2000 being the "Due Diligence Period"), and at such time Investor will either notify the Company in writing that it has satisfied itself with respect to due diligence (its "Due Diligence Condition") and each other matter that may be the subject of a No Fault Termination notice under the terms of this LOI (collectively, but excluding the Due Diligence Condition, "No Fault Conditions"), or will give written notice to the Company that it is not satisfied with the results of its due diligence or a Due Diligence Condition and thereby terminate its and the Company's obligations hereunder (except as otherwise expressly provided herein).

               Between the date of this LOI and the closing, Investor's attorneys, accountants, representatives and other agents shall be given full access to the accounting books and other business and financial records, reports and documents of the Company and its business, including corporate records, SEC filings and tax returns. Such due diligence will also include the inspection and examination of the Company's facilities. The officers and management of the Company agree to cooperate fully with Investor's representatives and agents and to make themselves available to the extent necessary to complete the due diligence process and the closing of the transaction.

          9. BREAK-UP FEES/DEPOSIT. The following provisions indicate the parties' respective obligations to one another in the event that the transaction




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               contemplated by this LOI does not close, in each case as a result of the indicated events or circumstances occurring or prevailing during the time period specified. Except as so indicated, termination of this LOI or the Definitive Agreement as a result of such events or circumstances shall terminate all rights and obligations of the parties hereunder.

               9.1  DURING THE DUE DILIGENCE PERIOD:

                    (1) Investor provides written notice during the Due
               Diligence Period that it is not satisfied with and is not waiving its Due Diligence Condition or a No Fault Condition, for any reason other than a MAC: Deposit promptly refunded to Investor; or

                    (2) Investor provides written notice during the Due
               Diligence Period that it is not satisfied with and is not waiving its Due Diligence Condition, due to a MAC specified in such written notice: Deposit promptly refunded to Investor; or

                    (3) The Company's Board of Directors invokes the "fiduciary duty" exception provided in paragraph 10 and the transaction contemplated by this LOI is abandoned during the Due Diligence Period for any reason: (a) Deposit promptly refunded to Investor,
               (b) Company obligated to pay a $1,150,000 fee to Investor upon the closing of a Sale Transaction (as defined in paragraph 10 below) involving a sale of more than twenty-five percent (25%) of the equity or voting power of the Company or a sale of all or any substantial part of the assets of the Company other than in the ordinary course of business, in a single transaction or series of related transaction (an "Alternative Transaction") during the twelve month period following the end of the Due Diligence Period. In the event that clause (1) and/or (2) and/or (4) of this Section 9.1, on the one hand, and this clause (3), on the other hand, are each applicable, then this clause (3) shall control; or

                    (4) The Company breaches this LOI and the transaction
               contemplated by this LOI is abandoned during the Due Diligence Period for any reason: (a) Deposit promptly refunded to Investor and (b) Company obligated to pay a $150,000 fee to Investor upon the closing of an Alternative Transaction during the twelve month period following the end of the Due Diligence Period. In the event that clause (1) and/or (2) of this Section 9.1, on the one hand, and this clause (4), on the other hand, are each applicable, then this clause (4) shall control.

               9.2  DURING THE NEGOTIATION PERIOD:

                    (1) Investor in breach and as a result a Definitive
               Agreement is not signed: Deposit retained by the Company; or

                    (2) Investor provides written notice during the Negotiation
               Period that it will not proceed due to a MAC specified in such written notice: (a) Deposit




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               promptly refunded to Investor and (b) Company obligated to pay a
               $150,000 fee to Investor, upon the closing of an Alternative Transaction during the twelve month period following the date of Investor's written notice; or

                    (3) The Company's Board of Directors invokes the "fiduciary duty" exception provided in paragraph 10 and the transaction contemplated by this LOI is abandoned during the Negotiation Period for any reason: (a) Deposit promptly refunded to Investor and (b) same provision as (2)(b) immediately above (except that reference to $150,000 shall be $1,300,000 and references to the date of Investor's written notice shall be to the end of the Negotiation Period). In the event that clause (2) and/or (4) of this Section 9.2, on the one hand, and this clause (3), on the other hand, are each applicable, then this clause (3) shall control; or

                    (4) The Company breaches this LOI and the transaction
               contemplated by this LOI is abandoned during the Negotiation Period for any reason: (a) Deposit promptly refunded to Investor,
               (b) the Company will promptly pay Investor a $500,000 fee, (c) the Company will pay an additional $800,000 fee to Investor upon the closing of an Alternative Transaction during the twelve month period following the termination of the Negotiation Period.

               9.3  AFTER EXECUTION OF A DEFINITIVE AGREEMENT AND BEFORE
                    CLOSING:

                    (1) Investor in breach: Deposit retained by the Company; or

                    (2) Investor provides written notice that it is terminating the Definitive Agreement due to a MAC specified in such written notice: (a) Deposit promptly refunded to Investor and (b) same provision as clause (2)(b) of Section 9.2 above (except that reference to $150,000 shall be $300,000); or

                    (3) The Company's Board of Directors invokes the "fiduciary duty" exception provided in paragraph 10 prior to the initial mailing of the Company's proxy statement for the transaction:
               Same provisions as clause (3) of Section 9.2 above (except that references to the end of the negotiation period shall be to the date on which written notice of termination of the Definitive Agreement is given). After such mailing, no "fiduciary duty" exception will be applicable. In the event that clause (2) and/or
               (4) of this Section 9.3, on the one hand, and this clause (3), on the other hand, are each applicable, then this clause (3) shall control; or

                    (4) The Company breaches this LOI and the Definitive
               Agreement is terminated: Same provisions as clause (4) of Section
               9.2 (except that references to the end of the Negotiation Period shall be to the date on which written notice of termination of the Definitive Agreement is given).

               If the transaction contemplated hereby fails to close for any reason not specifically identified above, Investor's deposit shall be promptly refunded to Investor and the parties' rights and obligations to one another shall otherwise


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               (except as expressly provided herein to the contrary) terminate.

               For the avoidance of doubt, it is the parties' intention that no cash fee (for this purpose, excluding return of Investor's deposit) shall be payable if the reason that a Definitive Agreement for a transaction is not signed is a failure of any No Fault Condition.

               Once the Definitive Agreement is signed, Investor and the Company shall be obligated to complete the transaction set forth herein and therein, subject to the closing conditions set forth therein and to the provisions of Section 10 hereof. The Definitive Agreement will contain break-up fee and exclusivity provisions substantially similar to those contained in this LOI, as appropriate and as indicated above.

               Notwithstanding anything in this LOI to the contrary, the fees (including, without limitation, retention or refund of Investor's deposit) provided for in this paragraph 9 are intended by the parties as reasonable compensation for the resources to be devoted by them and the financial commitments being made by them to complete the investment transaction, and not as a penalty, and will constitute the sole and exclusive legal and/or equitable remedy of the parties for a breach of this LOI and/or the Definitive Agreement by either of them and for the resulting failure to execute, deliver and close a Definitive Agreement; and each party hereby waives and relinquishes any right to obtain or prosecute any other legal and/or equitable right against or from the other.

               Notwithstanding anything to the contrary in this LOI, a termination of this LOI for any reason prior the execution of a Definitive Agreement shall not affect the provisions of paragraphs 6 and 9 hereof, which shall continue to apply and be binding on the parties hereto in accordance with their terms.

               For purposes of paragraphs 9.1 - 9.3 (inclusive), the following shall not be deemed MACs: (a) shareholder litigation against the transaction contemplated by this LOI; (b) continued financial and cash flow performance consistent with (or better than) that reported by the Company in recent financial statements; (c) resignations of key executives; and (d) acceleration by the Company's principal bank lender of its credit facility with the Company to the closing date of the transaction contemplated by this LOI (provided, that such acceleration does not result in foreclosure on assets or the exercise of other remedies by such lender). In addition, for the avoidance of doubt, failure to obtain the requisite shareholder approval of the transaction contemplated by this LOI at the shareholders meeting called for that purpose, and a court-imposed injunction against the consummation of such transaction (in each case, provided that the parties are not in breach of this LOI or the Definitive Agreement, as the case may be), will result in a prompt refund of Investor's deposit but will otherwise be treated as the failure of a No Fault Condition hereunder.




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          10.  EXCLUSIVITY. In consideration of the resources to be committed by
               Investor and its representatives and agents and the earnest money deposit referred to above, from the date of execution of this LOI until the expiration of the Due Diligence Period, or, if Investor indicates in writing that it is satisfied with or waives the Due Diligence Conditions, until the execution of the Definitive Agreement, neither the Company nor any of its officers, directors or other agents shall, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, consider or assist any proposal of any other person relating to the acquisition of the Company in whole or in part, or any material investment transaction involving the Company, whether through direct purchase, merger, consolidation or business combination or otherwise, other than the sale of products or services in the ordinary course (each of the foregoing is referred to as a "Sale Transaction"), except and in each instance to the extent that the Board of Directors of the Company following consultation with its counsel believes that it must take such action(s) in order to avoid a breach of its fiduciary obligations to the Company's shareholders. Neither the provisions of this LOI nor the fact that a transaction is being discussed may be disclosed to any person without the express consent of the parties hereto, except as may be required by applicable law (in which case the disclosing party shall reasonably consult with the other party prior to disclosure to the extent reasonably practicable).

          11. INTERIM OPERATIONS. From and after the date of this LOI, the Company's business will be operated in the normal course consistent with reasonable commercial practices prior to closing. Among other things, the Company will not make any distribution of stock, pay any dividends, sell or acquire any assets other than in the ordinary course of business and in a manner consistent with reasonable business practices, or change any aspect of officer or director compensation or enter into or amend and related party transaction without the prior consent of Investor.

          12. GENERAL. If any term or other provision of this LOI is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this LOI shall nevertheless remain in full force and effect. Each party represents to the other that this LOI has been approved by its Board of Directors or other governing body and, as to Investor, by all required member action. The LOI constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof (except with respect to the confidentiality agreement previously signed by Investor in favor of the Company, which shall continue to apply in accordance with its terms). This LOI shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party hereto without the prior written consent of the other parties (except that Investor may permit co-investors to participate on the same terms as Investor, provided that at least a majority of the investment contemplated hereby is controlled by Investor). This LOI shall be governed




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


               by and construed in accordance with the laws of the State of California without regard to rules respecting conflicts of law. In any proceeding to enforce this LOI, the prevailing party shall be entitled to recover, in addition to other remedies, its attorney's fees and costs of proceeding, as awarded by the arbitrator(s). Any dispute pursuant to this LOI (including, without limitation, any dispute concerning whether a party is proceeding in good faith to negotiate and execute the Definitive Agreement as provided in paragraph 7 hereof) shall be resolved by binding, mandatory arbitration in Los Angeles, California under the auspices of the American Arbitration Association using commercial arbitration rules and procedures.




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


         IN WITNESS WHEREOF, Investor and the Company have each caused this LOI to be executed as of the date indicated below by their respective officers and representatives thereunto duly authorized.


         Date: August 24, 2000              CLASSIC MEDIA LLC


                                            By: /s/ ERIC ELLENBOGEN
                                               ---------------------------------
                                            Name: Eric Ellenbogen
                                            Its:  Chief Executive Officer and
                                                  President




         Date: August 24, 2000              THE HARVEY ENTERTAINMENT
                                            COMPANY


                                            By: /s/ ROGER A. BURLAGE
                                               ---------------------------------
                                            Name: Roger A. Burlage
                                            Its:  Chairman and Chief Executive
                                                  Officer





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